FOR IMMEDIATE RELEASE

Date:	July 25, 2011
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS SECOND QUARTER EARNINGS

Porterville, CA – July 25, 2011 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the six months ended June 30, 2011.  Sierra Bancorp recognized net income of $2.184 million and diluted earnings per share of $0.16 for the quarter, while its annualized return on average equity was 5.36% and return on average assets was 0.65%.  The financial results for the second quarter of 2011 reflect an improvement relative to the immediately preceding quarter, but represent a decline relative to the $2.544 million in net income and $0.22 earnings per share in the second quarter of the prior year.  The decline relative to the prior year is primarily the result of a drop in net interest income, a reduced level of deposit service charges, and an increase in write-downs on foreclosed assets, partially offset by a reduced loan loss provision and a lower income tax accrual.

For the first six months of 2011 the Company’s net income totaled $3.713 million, diluted earnings per share were $0.26, return on average equity was 4.62%, and return on average assets was 0.57%.  Notable balance sheet changes in the first half of 2011 include the following:  Loan balances declined by $33 million, or 4%; investments and fed funds sold increased by $71 million, or 21%; cash and due from banks increased by $26 million, or 61%; core non-maturity deposits grew $33 million, or 5%; the Company added $15 million in longer-term wholesale-sourced brokered deposits; and non-deposit borrowings dropped by $11 million, or 18%.  Sierra Bancorp experienced a slight drop in nonperforming assets relative to year-end 2010, and a significant decline relative to the end of the first quarter of 2011 due to the sale of a large nonperforming asset, although there was also a charge-off of about $1.4 million associated with that transaction.  The Company’s allowance for loan and lease losses was 2.68% of total loans at June 30, 2011, up from 2.62% at the end of 2010.

“We continue to believe that the economic recovery, particularly in our market areas, will be slow and protracted, and property values are not likely to increase anytime soon,” commented James C. Holly, President and CEO.  “That said, Sierra Bancorp’s second quarter results came in very close to internal expectations, with the notable exception of a continued decline in loan balances,” noted Holly.  “The resolution of nonperforming loans often equates to a reduction in loan balances, which makes it difficult to gain traction with net loan growth.  However, the rate of decline in outstanding loan balances slowed somewhat in the second quarter of 2011, and we’re optimistic that a sustained increase in loan origination activity will help offset the displacement of classified and nonperforming balances and contribute to an upswing in loan balances later this year,” Holly explained further.  He also noted a large drop in deposit service charge income, stating, “The drop in service charges is a function of changing regulatory expectations and the associated promulgation of new guidance, which has led to successive procedural adjustments at the Bank.  It’s our hope that service charges in the second quarter represent sustainable levels, but we implemented additional changes at the beginning of the third quarter that could reduce fee income even further.  The infamous Durbin Amendment could also diminish our EFT interchange income when it becomes effective in October of this year, although the potential dollar impact is difficult to predict.”

Sierra Bancorp Financial Results
July 25, 2011

Financial Highlights

As noted above, lower net interest income was a major factor in the drop in net income in 2011.  Net interest income declined by $671,000, or 5%, for the second quarter of 2011 relative to the second quarter of 2010, and dropped by $1.996 million, or 7%, for the first half of 2011 relative to the first half of 2010.  The decline for the quarter is the result of a 27 basis point drop in the Company’s net interest margin, partially offset by a $15 million increase in average interest-earning assets.  For the comparative year-to-date periods, the reduced level of net interest income is due to a 29 basis point net interest margin decline and a $9 million drop in average interest-earning assets.  Negative factors impacting the Company’s net interest margin in 2011 include lower loan yields resulting from increased competition for quality loans, and a shift from average loan balances into lower-yielding investment balances.  However, these negatives were partially offset by net interest recoveries on non-accruing loans that were resolved in 2011, relative to net interest reversals on loans placed on non-accrual in 2010:  Net interest recoveries totaled $97,000 in the second quarter of 2011 and $71,000 for the first six months of 2011, while there were net interest reversals of $120,000 in the second quarter of 2010 and $405,000 in the first half of 2010.  Also having a favorable impact on the Company’s net interest margin were a shift in average balances from non-deposit borrowings and jumbo time deposits into lower-cost core deposits, and a reduced reliance on interest-bearing liabilities resulting from increases in the average balances of non-interest bearing demand deposits and equity.  Management has concluded that the Company’s net interest margin could continue to experience slight contraction due to heightened competitive pressures on loan yields, and that effect will be exacerbated if the negative trend in loan balances is not reversed.

The Company’s loan loss provision was reduced by $500,000, or 14%, in the second quarter of 2011 relative to the second quarter of 2010, and by $300,000, or 4%, for the comparative six-month periods.  Thus far in 2011, the loan loss provision has been utilized to provide specific reserves for impaired loans and to replenish reserves subsequent to loan charge-offs.  Net loans charged off in 2011 totaled $3.8 million in the second quarter and $7.0 million for the first six months, including the $1.4 million charge-off associated with the resolution of a single non-accruing loan, as referenced above.  Net loans charged off in 2010 totaled $2.7 million for the second quarter and $5.7 million for the first six months.

Income derived from service charges on deposits declined by $441,000, or 15%, in the second quarter of 2011 relative to the second quarter of 2010, and by $889,000, or 16%, for the first six months of 2011 relative to the same period in the previous year.  The drop was centered in overdraft income, with returned item and overdraft charges falling by $539,000, or 25%, for the second quarter, and by $1.034 million, or 25%, for the first half.  There were no material changes in loan sale and servicing income for the comparative quarters, and no gains or losses on investments.  Other non-interest income declined by $73,000, or 7%, for the quarter, but increased by $74,000, or 3%, for the half.  Significant increases within this category include a higher level of debit card interchange income, higher merchant fees, an increase in income on bank-owned life insurance associated with deferred compensation plans, and gains on leased equipment subsequent to the termination of leases relative to losses in the prior year.  Unfavorable variances in other non-interest income include a higher level of costs associated with low-income housing tax credit investments (which are accounted for as a reduction in income).

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Sierra Bancorp Financial Results
July 25, 2011

With regard to non-interest expense, salaries and benefits increased by only $50,000, or 1%, for the quarter, and fell slightly for the first six months despite the addition of staff for newer branches and increases in deferred compensation expense of $120,000 and $126,000 for the quarter and the half, respectively.  Occupancy expense declined by $194,000, or 11%, for the quarter, and by $359,000, or 10%, for the half, due mainly to a drop in depreciation expense, lower maintenance/repair costs, and the January 2011 closure of a branch with a relatively costly lease.  Other non-interest expenses increased by $151,000, or 3%, for the second quarter of 2011 relative to the second quarter of 2010, but declined by $86,000, or 1%, for the first half of 2011 relative to the first half of 2010.  Increases in this category include higher write-downs on foreclosed assets, which totaled $847,000 in the second quarter of 2011 relative to $346,000 in the second quarter of 2010, and $1.305 million for the first half of 2011 relative to $613,000 in the first half of 2010.  Deferred compensation accruals for the Company’s directors also increased by $123,000 for the quarter and $135,000 for the half, due to an increase in earnings on directors’ deferred compensation plans.  These expense increases were partially offset by lower FDIC assessment accruals, which declined by $140,000 for the quarter and $167,000 for the first half, a drop in marketing costs, which were down $61,000 for the quarter and $161,000 for the half due to the timing of payments, a decline in deposit services expense of $100,000 for the quarter and $147,000 for the half due to lower costs associated with online-only deposit accounts, and $181,000 in non-recurring vendor credits for prior-year overcharges on processing software which were received in the first quarter of 2011 and thus impacted the year-to-date variance.

The Company’s provision for income taxes was only 9.6% of pre-tax income in the second quarter of 2011 relative to 18.2% in the second quarter of 2010, and it had a negative income tax provision for the first half of 2011 relative to a provision of 14.3% of pre-tax income for the first half of 2010.  The lower provision in 2011 is primarily the result of the Company’s level of tax credits relative to its tax liability, and the favorable impact of tax-exempt interest income and BOLI income on that tax liability.  Tax credits include those related to investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during the six months ended June 30, 2011 include an increase in total assets of $59 million, or 5%, due to growth in investment securities and an increase in cash and balances due from banks, partially offset by lower loan balances.  Surplus liquidity was generated during the quarter from growth in deposits and loan runoff, and much of that liquidity was deployed into agency-issued mortgage-backed securities and municipal bonds, hence the $71 million increase in investment balances.  The $26 million increase in cash and balances due from banks was primarily from a $17 million increase in interest-bearing balances at the Federal Reserve Bank, due again to excess liquidity, but the Company also experienced an increase in vault cash due to a higher level of cash activity in its branches.

Gross loan and lease balances declined $33 million, or 4%, in the first six months of 2011.  As an indication that the rate of runoff might be slowing, however, all but $4 million of the first half decline in loan balances occurred in the first three months of the year.  Runoff in the normal course of business, prepayments, transfers to OREO, and charge-offs have reduced loan balances, and weak loan demand from quality borrowers and aggressive competition have hindered the Company’s ability to counteract this contraction.  The only loan categories shown on the summary balance sheet which grew during the first half of 2011 were agricultural production loans, which increased by $2 million, or 15%, and SBA loans, which were up by $802,000, or 4%.

The $65 million balance of nonperforming assets at June 30, 2011 reflects a decline of $1 million, or 2%, since year-end 2010, and is well below its peak of $78 million reached a year earlier.  All of the Company’s impaired assets have been reviewed recently, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.  In addition to nonperforming assets, the Company had $14.3 million in performing restructured troubled debt (TDR’s) as of June 30, 2011, an increase of $1.9 million, or 15%, relative to year-end 2010.  Approximately $552,000 of the increase is the result of the Company’s early adoption of new accounting guidance clarifying rules for the classification of a loan as “TDR”.

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Sierra Bancorp Financial Results
July 25, 2011

The Company’s allowance for loan and lease losses was $20.7 million as of June 30, 2011.  This represents a slight decline relative to the balance at December 31, 2010, although the allowance increased to 2.68% of total loans at June 30, 2011 from 2.62% at December 31, 2010 because loan balances fell during the first half of the year.  Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of June 30, 2011, although no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Total deposits increased by $64 million, or 6%, during the first six months of 2011.  Most of the Company’s non-maturity deposit categories experienced significant growth due in part to aggressive deposit acquisition programs, with non-interest bearing demand deposits up $22 million, or 9%, savings deposits rising $11 million, or 14%, and money market deposits up $6 million, or 4%.  NOW deposits, however, dropped by $6 million, or 3%, due to runoff in online-only accounts subsequent to interest rate adjustments.  The Company added $15 million in longer-term wholesale-sourced brokered deposits for interest rate risk management purposes, in order to create a more defensive posture for the eventuality of rising interest rates.  The Company reduced Federal Home Loan Bank borrowings by $15 million during the first six months of the year, but other borrowings increased by $4 million subsequent to a customer’s transfer of $4 million from money market deposits into a non-deposit sweep account.

Total capital increased by $6 million, or 4%, during the first half of the year, to $165 million at June 30, 2011.  The Company’s total risk-based capital ratio was 21.02% at June 30, 2011, while its tier one risk-based capital ratio was 19.75% and its tier one leverage ratio was 13.75%.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 34th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley.  The Company has 25 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, with over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results
July 25, 2011

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			6-Month Period Ended:
(in $000's, unaudited)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Interest Income	$14,949	$16,216	-7.8%	$29,371	$32,563	-9.8%
Interest Expense	1,452	2,048	-29.1%	2,898	4,094	-29.2%
Net Interest Income	13,497	14,168	-4.7%	26,473	28,469	-7.0%

Provision for Loan & Lease Losses	3,000	3,500	-14.3%	6,600	6,900	-4.3%
Net Int after Provision	10,497	10,668	-1.6%	19,873	21,569	-7.9%

Service Charges	2,446	2,887	-15.3%	4,701	5,590	-15.9%
Loan Sale & Servicing Income	11	13	-15.4%	60	46	30.4%
Other Non-Interest Income	1,016	1,089	-6.7%	2,288	2,214	3.3%
Gain (Loss) on Investments	-	-	0.0%	-	-	0.0%
Total Non-Interest Income	3,473	3,989	-12.9%	7,049	7,850	-10.2%

Salaries & Benefits	5,201	5,151	1.0%	10,911	10,930	-0.2%
Occupancy Expense	1,625	1,819	-10.7%	3,200	3,559	-10.1%
Other Non-Interest Expenses	4,729	4,578	3.3%	9,146	9,232	-0.9%
Total Non-Interest Expense	11,555	11,548	0.1%	23,257	23,721	-2.0%

Income Before Taxes	2,415	3,109	-22.3%	3,665	5,698	-35.7%
Provision for Income Taxes	231	565	-59.1%	(48)	814	-105.9%
Net Income	$2,184	$2,544	-14.2%	$3,713	$4,884	-24.0%

Tax Data
Tax-Exempt Muni Income	$721	$673	7.1%	$1,437	$1,318	9.0%
Tax-Exempt BOLI Income	$257	$53	384.9%	$630	$423	48.9%
Interest Income - Fully Tax Equiv	$15,337	$16,578	-7.5%	$30,145	$33,273	-9.4%

Net Charge-Offs (Recoveries)	$3,753	$2,722	37.9%	$7,027	$5,741	22.4%

PER SHARE DATA	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Basic Earnings per Share	$0.16	$0.22	-27.3%	$0.27	$0.42	-35.7%
Diluted Earnings per Share	$0.16	$0.22	-27.3%	$0.26	$0.42	-38.1%
Common Dividends	$0.06	$0.06	0.0%	$0.12	$0.12	0.0%

Wtd. Avg. Shares Outstanding	14,012,574	11,646,409		13,997,264	11,638,638
Wtd. Avg. Diluted Shares	14,084,997	11,749,546		14,072,974	11,723,566

Book Value per Basic Share (EOP)	$11.78	$12.00	-1.8%	$11.78	$12.00	-1.8%
Tangible Book Value per Share (EOP)	$11.38	$11.52	-1.2%	$11.38	$11.52	-1.2%

Common Shares Outstanding (EOP)	14,046,666	11,649,441		14,046,666	11,649,441

KEY FINANCIAL RATIOS	3-Month Period Ended:			6-Month Period Ended:
(unaudited)	6/30/2011	6/30/2010		6/30/2011	6/30/2010
Return on Average Equity	5.36%	7.36%		4.62%	7.17%
Return on Average Assets	0.65%	0.77%		0.57%	0.74%
Net Interest Margin (Tax-Equiv.)	4.65%	4.92%		4.68%	4.97%
Efficiency Ratio (Tax-Equiv.)	65.03%	61.16%		66.56%	62.91%
Net C/O's to Avg Loans (not annualized)	0.48%	0.31%		0.90%	0.66%

AVERAGE BALANCES	3-Month Period Ended:			6-Month Period Ended:
(in $000's, unaudited)	6/30/2011	6/30/2010	% Change	6/30/2011	6/30/2010	% Change
Average Assets	$1,339,509	$1,324,927	1.1%	$1,316,470	$1,322,956	-0.5%
Average Interest-Earning Assets	$1,198,609	$1,183,931	1.2%	$1,174,846	$1,183,920	-0.8%
Average Gross Loans & Leases	$774,008	$869,909	-11.0%	$779,824	$872,058	-10.6%
Average Deposits	$1,113,009	$1,099,297	1.2%	$1,089,559	$1,106,073	-1.5%
Average Equity	$163,375	$138,572	17.9%	$162,097	$137,311	18.1%

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Sierra Bancorp Financial Results
July 25, 2011

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	6/30/2011	12/31/2010	6/30/2010	Annual Chg
ASSETS
Cash and Due from Banks	$68,367	$42,435	$47,819	43.0%
Securities and Fed Funds Sold	402,736	331,940	307,146	31.1%

Agricultural	15,476	13,457	10,325	49.9%
Commercial & Industrial	100,608	105,002	122,352	-17.8%
Real Estate	596,010	622,880	665,664	-10.5%
SBA Loans	19,418	18,616	17,630	10.1%
Consumer Loans	41,039	45,585	50,729	-19.1%
Gross Loans & Leases	772,551	805,540	866,700	-10.9%
Deferred Loan Fees	229	113	(310)	-173.9%
Loans & Leases Net of Deferred Fees	772,780	805,653	866,390	-10.8%
Allowance for Loan & Lease Losses	(20,711)	(21,138)	(24,874)	-16.7%
Net Loans & Leases	752,069	784,515	841,516	-10.6%

Bank Premises & Equipment	20,033	20,190	19,941	0.5%
Other Assets	102,694	107,491	111,884	-8.2%
Total Assets	$1,345,899	$1,286,571	$1,328,306	1.3%

LIABILITIES & CAPITAL
Demand Deposits	$273,684	$251,908	$247,102	10.8%
NOW Deposits	178,768	184,360	182,255	-1.9%
Savings Deposits	85,400	74,682	71,473	19.5%
Money Market Deposits	162,102	156,170	165,104	-1.8%
Customer Time Deposits	401,212	385,154	410,668	-2.3%
Wholesale Brokered Deposits	15,000	-	15,000	0.0%
Total Deposits	1,116,166	1,052,274	1,091,602	2.3%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	18,980	29,650	51,900	-63.4%
Total Deposits & Int.-Bearing Liab.	1,166,074	1,112,852	1,174,430	-0.7%

Other Liabilities	14,413	14,122	14,125	2.0%
Total Capital	165,412	159,597	139,751	18.4%
Total Liabilities & Capital	$1,345,899	$1,286,571	$1,328,306	1.3%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	6/30/2011	12/31/2010	6/30/2010	Annual Chg
Non-Accruing Loans	$47,179	$45,954	$52,004	-9.3%
Foreclosed Assets	18,231	20,691	25,957	-29.8%
Total Non-Performing Assets	$65,410	$66,645	$77,961	-16.1%

Performing TDR's (not incl. in NPA's)	$14,328	$12,465	$17,972	-20.3%

Non-Perf Loans to Total Loans	6.11%	5.70%	6.00%
NPA's to Loans plus Foreclosed Assets	8.27%	8.07%	8.73%
Allowance for Ln Losses to Loans	2.68%	2.62%	2.87%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	6/30/2011	12/31/2010	6/30/2010
Shareholders Equity / Total Assets	12.3%	12.4%	10.5%
Loans / Deposits	69.2%	76.6%	79.4%
Non-Int. Bearing Dep. / Total Dep.	24.5%	23.9%	22.6%

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